Exhibit 10.1

TRANSITION AGREEMENT
This TRANSITION AGREEMENT (“Agreement”), dated as of June 21, 2021, sets forth the mutual agreement of Blue Bird Corporation, a Delaware corporation (the “Company”), and Philip Horlock (“Executive”) regarding Executive’s retirement from the Company.

1.     Executive’s Retirement; Consultancy. Executive agrees to retire from and terminate his employment with the Company under the terms and conditions described in this Agreement.

a.     Retirement. Executive’s retirement will be effective and his employment with the Company and any related entity(ies) will terminate on December 31, 2021 (the “Termination Date”).

b.     President and Chief Executive Officer Transition. Executive resigns as President of the Company effective as of July 1, 2021. Executive will continue to serve as the Company’s Chief Executive Officer until October 31, 2021, or such earlier date as of which the successor Chief Executive Officer is appointed by the Company and assumes such role (the “Transition Date”), unless otherwise determined by the Company’s Board of Directors (the “Board”). Executive resigns as Chief Executive Officer of the Company effective as of the Transition Date, and during the period from the Transition Date through the Termination Date, Executive will be employed by the Company as a Senior Advisor supporting a smooth transition of leadership to the new Chief Executive Officer.

c.     Consultancy. The Company and Executive will enter into a Consulting Agreement, substantially in the form attached hereto as Exhibit A, to be effective immediately following the Termination Date.

d.     Board Service. Executive will continue to serve on the Board as a Class III director through the remainder of his current term.

2.     Base Salary and Benefits Through the Termination Date. Except as otherwise provided in this Agreement, Executive will continue to receive base salary at the current level and will continue to be eligible to participate in and to be entitled to all other compensation and benefits under the Company’s plans, programs, agreements and policies applicable to him as a Company employee, through the Termination Date, consistent with the Company’s payroll and benefits practices and procedures.

3.     Annual Bonuses. If Executive signs this Agreement and does not revoke it during the Revocation Period (defined in paragraph 18), and except as otherwise provided in paragraph 5, Executive will participate in the Company’s annual bonus program with respect to the period through his Termination Date, as follows:

a.     Minimum Annual Bonus for Fiscal Year 2021. Executive will be eligible for an award under the terms of the Company’s Annual Management Incentive Plan (“MIP”) for the Company’s fiscal year ending in 2021 (“FY2021”) of no less than the percentage payout approved by the Compensation Committee of the Board (the “Compensation Committee”) for the FY2021 MIP bonuses for the levels of the Company’s achievement of financial performance targets for the fiscal year (without adjustment for individual performance). The annual bonus amount determined in accordance with this paragraph 3.a. will be paid to Executive in cash at the same time as payouts pursuant to the MIP are made to other MIP participants for FY2021, but in no event later than December 20, 2021.

b.    Pro Rata Bonus for Fiscal Year 2022. For the Company’s fiscal year ending in 2022 (“FY2022”), Executive will be paid a pro rata MIP bonus amount not less than 25% of the percentage payout approved by the Compensation Committee for the FY2022 MIP bonuses for the levels of the Company’s achievement of financial performance targets for the fiscal year (without adjustment for individual performance). The pro rata bonus amount described in this paragraph 3.b. will be paid to Executive in cash at the same time as payouts pursuant to the MIP are made to other MIP participants for FY2022, but in no event later than December 20, 2022.

c.     Section 409A. Annual bonus payment amounts described in this paragraph 3 shall be administered consistent with the requirements for the short-term deferral exception under Section 409A of the Internal Revenue Code of 1986, as amended, and regulations thereunder (“Section 409A”), as described in Treas. Reg. Section 1.409A-1(b)(4).

4.     Long Term Incentive Plan. If Executive signs this Agreement and does not revoke it during the Revocation Period (defined in paragraph 18), and except as otherwise provided in paragraph 5, Executive’s outstanding awards under the Blue Bird Corporation Amended and Restated 2015 Omnibus Equity Incentive Plan (the “LTIP”) will be treated as follows:

Exhibit 10.1
a.     Accelerated Vesting. Effective October 31, 2021 (the “Vesting Date”), vesting of all of Executive’s awards under the LTIP that were awarded for fiscal years 2019, 2020 and 2021 that are otherwise unvested on that date will be accelerated. Such LTIP awards will be immediately fully vested, as follows:

(i)     Vesting Amounts. Effective as of the Vesting Date, (x) for all such LTIP awards that would vest with continued service over a specified time period (or periods), such time-based vesting requirements shall be deemed to have been satisfied, and (y) for all such LTIP awards that would vest only upon achievement (or the degree of achievement) of performance goals, such performance-vesting requirements shall be deemed to have been satisfied at the level(s) that would result in 100% vesting of such awards.

(ii)     Exercise of Stock Options. All unvested stock options awarded to Executive under the LTIP will, upon such accelerated vesting on the Vesting Date, immediately be fully and freely exercisable subject to the applicable terms and conditions described in the LTIP and related award documents, and will remain exercisable for five years after Executive’s Termination Date; provided that, in no event may any such stock options be exercised later than the end of the maximum (10-year) term of the options described in the LTIP.

(iii)     Settlement of Restricted Stock Units, etc. All unvested restricted stock units or other awards to Executive under the LTIP (other than stock options) will, upon such accelerated vesting on the Vesting Date, be paid to Executive, in cash or shares of Company common stock under the terms of the LTIP or related award documents, as soon as practicable following the Vesting Date.

b.     Section 409A. Stock options under the LTIP described in this paragraph 4 shall be administered consistent with the requirements for the Section 409A exception applicable to certain stock rights, as described in Treas. Reg. Section 1.409A-1(b)(5). Restricted Stock Units described in this paragraph 4 shall be administered consistent with the requirements for the short-term deferral exception under Section 409A described in Treas. Reg. Section 1.409A-1(b)(4) and, accordingly, shall be paid no later than March 15, 2022.

5.     Continued Employment; Early Termination of Executive’s Employment; Forfeiture of Retirement Incentives. During the period of Executive’s continued employment through the Termination Date, Executive will act in good faith and in a professional manner.

a.     Termination for Violation of Terms; Voluntary Termination by Executive; Forfeiture of Benefits. If the Compensation Committee determines, in good faith, that Executive has materially violated any of the terms of this Agreement, the provisions of any employment or similar agreement, confidentiality, noncompetition and/or nonsolicitation or similar agreement regarding restrictive covenants, or other agreement with the Company, or a Company code of conduct or other Company written policy generally applicable to employees of Executive’s level and position, while a Company employee, the Company may terminate Executive’s employment after giving Executive written notice, a reasonable opportunity to cure, and Executive has failed to cure, and in such event the date of such termination will be Executive’s Termination Date for purposes of this Agreement. If Executive voluntarily resigns without the approval or consent of the Compensation Committee before the Termination Date described in paragraph 1, his Termination Date for purposes of this Agreement will be the effective date of such resignation. Upon any early Termination Date described in this paragraph 5.a., Executive (i) will not be eligible to receive any further amounts described in this Agreement, including without limitation any further base salary amounts or benefits under paragraph 2 of this Agreement and any further annual bonus payment amounts under paragraph 3, and (ii) will forfeit any further rights or entitlements under paragraph 4 of this Agreement, including without limitation any right to exercise stock options and any entitlement to a distribution with respect to restricted stock units with respect to which vesting was (or would be) accelerated under paragraph 4 (to the extent not previously exercised or paid), all such amounts and entitlements to be forfeited immediately upon such early Termination Date. Executive’s rights, if any, to any benefit under the Company’s health and welfare or retirement plans, or to any equity grants, will be governed by the applicable plan, program, policy or equity agreement.

b.     Other Early Termination by Company; Executive’s Death or Disability; Acceleration of Retirement Incentives. If Executive’s employment is terminated by the Company before the Termination Date described in paragraph 1, for any reason other than a termination in connection with a violation by Executive of the terms of any agreement with the Company as described in paragraph 5.a., or if Executive’s employment is terminated before the Termination Date described in paragraph 1 upon Executive’s death or disability, the date of such employment termination will be Executive’s Termination Date for purposes of this Agreement. Upon any such early termination described in paragraph 5.b., (i) Executive (or his estate, in the event of Executive’s death) will be entitled to (A) a lump-sum cash payment equal to the amount of base salary that would have been paid to Executive pursuant to paragraph 2 after such early Termination Date had Executive’s employment not been terminated early, and (B) payment of the annual bonus amounts described in paragraphs 3.a and 3.b, and (ii) if such early termination is before the Vesting Date (described in paragraph 4.b.), Executive will be entitled to accelerated vesting of all of Executive’s unvested awards under the LTIP, and related treatment, as described in paragraph 4, as of the early Termination Date.

Exhibit 10.1
The lump-sum cash payment described in clause (i)(A) of this paragraph 5.b. will be paid within 60 days after Executive’s early Termination Date, the bonus payment amounts described in clause (i)(B) of this paragraph 5.b. will be paid as and when each such bonus amount is payable under the terms in paragraphs 3.a and 3.b, respectively, and the accelerated vesting and related treatment of Executive’s unvested LTIP awards described in clause (ii) of this paragraph 5.b. will be effective immediately on such early Termination Date, with stock options immediately becoming fully and freely exercisable and restricted stock units or other awards (other than options) being paid out within 60 days after such early Termination Date.

6.     Complete Release. The benefits to Executive under this Agreement are contingent on his execution, and non-revocation, of this Agreement including the release described in paragraph 6.a., and his execution, and non-revocation, of a final release agreement described in paragraph 6.b.

a.     Release. Executive hereby fully releases the Company and all of its owners, partners, shareholders, predecessors, successors, assigns, agents, directors, officers, employees, representatives, attorneys, subsidiaries, joint ventures, and affiliates (and agents, directors, officers, employees, representatives, and attorneys of such subsidiaries and affiliates) (collectively, “Released Parties”), from any and all known or unknown claims or demands he may have against any of them. Executive expressly waives any and all claims, whether asserted on an individual or class action basis, against the Released Parties including but not limited to all claims arising out of any contract, express or implied, and whether executory or not, any covenant of good faith and fair dealing, express or implied, any tort (whether intentional or negligent, including claims arising out of the negligence or gross negligence by the Released Parties and claims of express or implied defamation by the Released Parties), and any federal, state, or other governmental statute, regulation, or ordinance, including, without limitation, those relating to qui tam, employment discrimination, termination of employment, payment of wages or provision of benefits, Title VII of the Civil Rights Act of 1964 as amended, the Civil Rights Act of 1991, the Americans with Disabilities Act, the Genetic Information Nondiscrimination Act, the Employee Retirement Income Security Act, the Family and Medical Leave Act, the Fair Labor Standards Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act (“OWBPA”), the Uniformed Services Employment and Reemployment Rights Act (“USERRA”), the Worker Adjustment and Retraining Notification (“WARN”) Act, the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), and the Occupational Safety and Health Act (“OSHA”). Executive further releases any and all claims that he may have under State law and any other claim under Federal law. Executive represents that he has not assigned to any other person any of such claims and that he has the full right to grant this release. Notwithstanding any other provision herein, the Company and Executive agree that Executive is not waiving any claims that may arise in the future under the Age Discrimination in Employment Act.

This release does not include and will not preclude: (a) claims by Executive for benefits under the Company’s retirement, deferred compensation or health and welfare benefit plans; (b) rights to defense, indemnification and contribution, if any, from the Company for actions taken by Executive in the course and scope of his employment with the Company and its parents, subsidiaries and/or affiliates; and/or (c) rights arising under or to enforce the terms of this Agreement.

b.     Final Release. On or about the Termination Date, the Company will provide to Executive a release agreement having substantially the same terms and scope as the release terms described in this Agreement. Such final release will also have a consideration period of at least 21 days, and a revocation period of at least seven days after such final release is signed by Executive. If Executive signs and does not revoke the final release during its revocation period, the final release will constitute an “Effective Final Release,” and the Company will provide Executive with the treatment, payments and benefits described in this Agreement, subject to the other terms and conditions described in this Agreement. If Executive fails or refuses to provide an Effective Final Release upon the Company’s request, Executive will not be eligible to receive any further amounts described in this Agreement and will forfeit all further rights or entitlements under this Agreement.

7.     Release of Unknown Claims. For the purpose of implementing a full and complete release, Executive expressly acknowledges that the release that he gives in this Agreement is intended to include in its effect, without limitation, claims that he did not know or suspect to exist in his favor at the time of the effective date of this Agreement, regardless of whether knowledge of such claims, or the facts upon which they might be based, would materially have affected the settlement of this matter, and that the consideration given under the Agreement was also for the release of those claims and contemplates the extinguishment of any such unknown claims.

8.     No Severance Pay or Benefits. Executive agrees and acknowledges that, except as expressly set forth in this Agreement, Executive is not entitled to receive from the Company any payments or benefits including but not limited to severance pay or benefits in any form, or any perquisites or property of any type, after the Termination Date (other than payments in accordance with Executive’s rights, if any, to benefits under the Company’s health and welfare or retirement plans and similar arrangements). Executive expressly waives any and all rights to severance pay, benefits or similar amounts or entitlements, under the terms of any Company plan or program, or pursuant to the terms of any understanding or agreement

Exhibit 10.1
between the parties set forth in any employment, severance or similar agreement, offer letter, term sheet or otherwise, including but not limited to the Employment Agreement, dated as of April 1, 2011, between the parties to this Agreement.

9.     Section 409A Compliance. Payments and benefits payable pursuant to this Agreement are intended either to be exempt from Section 409A as payments that would fall within the “short‐term deferral period” within the meaning of Treasury Regulation Section 1.409A‐1(b)(4), to the extent available, or to comply with the provisions of Section 409A. This Agreement shall be interpreted to avoid any penalty or sanctions under Section 409A. Accordingly, all provisions herein, or incorporated by reference, shall be construed and interpreted to the maximum extent permitted to be exempt from or compliant with Section 409A and, if necessary, any such provision shall be deemed amended to comply with Section 409A and regulations thereunder. In connection therewith:
a.     It is intended that each installment of the payments and benefits hereunder shall be treated as a separate “payment” for purposes of Section 409A.

b.     To the extent that payments and benefits under this Agreement are deferred compensation subject to Section 409A and are contingent upon Executive’s taking any employment‐related action, including without limitation execution (and non‐revocation) of another agreement, such as a release agreement, and the period within which such action(s) may be taken by Executive would begin in one calendar year and expire in the following calendar year, then such amounts or benefits shall be paid in such following calendar year.

c.     If as of the Termination Date, Executive is a “specified employee” (within the meaning of Section 409A(a)(2)(B) or any successor provision thereto), then with regard to any payment or provision of benefit that is subject to Section 409A as deferred compensation and is due upon or as a result of Executive’s “separation from service,” notwithstanding any contrary provision under this Agreement, such payment or benefit shall not be made or provided, to the extent making or providing such payment or benefit would result in additional taxes or interest under Section 409A, until the date with is the earlier of (A) expiration of the six‐month period measured from such “separation from service,” and (B) the date of Executive’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this section (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to Executive in a lump‐sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them in this Agreement.

d.     While this Agreement is intended to be exempt from or compliant with Section 409A, the Company neither makes nor has made any representation, warranty or guarantee of any federal, state or local tax consequences of Executive’s entitlements under this Agreement, including, but not limited to, under Section 409A.

10.     Compensation Paid. Executive represents, warrants, and agrees that all forms of compensation and other monies, including paychecks, paid to Executive by the Company to date have been accurately calculated, have represented the proper amounts due to Executive, and have been based on the Company’s merit‐based compensation system. The consideration set forth in paragraphs 3 and 4 of this Agreement is consideration for the complete release and the Effective Final Release and is in excess of what Executive is entitled to receive. If Executive or someone on Executive’s behalf claims any entitlement to further compensation from the Company, Executive agrees that the Company is entitled to full offset of the amounts set forth in this Agreement.

11.     Company Documents, Information, or Property. Executive agrees that, on or before the Termination Date, Executive will have returned to the Company any and all documents relating to the Company or its business operations (and any and all copies thereof, whether in paper form or electronic form), computer equipment, badges, credit cards, and any other Company property in Executive’s possession or control. Executive represents and agrees that Executive will not take, nor has Executive taken, any such documents or property from the control or premises of the Company and that if, at any time after the Termination Date, Executive should come into possession of any such documents or property, Executive will return such documents or property to the Company immediately.

12.     Employment and Other Agreements. Executive agrees and acknowledges that, except as otherwise expressly provided in this Agreement with regard to severance pay, benefits or similar amounts, the provisions of agreements that Executive previously entered into with the Company, and that are intended to survive Executive’s termination, including but not limited to any restrictive covenant or similar agreements, will remain in full force and effect. In connection therewith, Executive reaffirms Executive’s intent to comply with all post‐employment obligations of Executive to the Company under such agreements.

13.     Non‐disparagement. Executive agrees that, except as may be required by law or court order Executive will not, directly or indirectly, make any statement, oral or written, or perform any act or omission which is or could be detrimental in any material respect to the reputation or goodwill of the Company or any other Released Party. Executive understands that

Exhibit 10.1
Executive’s compliance with a subpoena or other legally compulsive process or Executive’s participation as a witness in any lawsuit will not be a violation of this provision.

14.     Successors. This Agreement shall be binding upon Executive and the Company and their heirs, representatives, executors, administrators, successors, insurers, and assigns, and shall inure to the benefit of each and all of them and to their heirs, representatives, executors, administrators or assigns.

15.     Applicable Law and Venue. THIS AGREEMENT SHALL BE INTERPRETED IN ALL RESPECTS BY THE INTERNAL LAWS OF THE STATE OF GEORGIA, AND THE VENUE FOR THE RESOLUTION OF ANY DISPUTES (LOCATION OF ANY LAWSUIT) SHALL BE SOLELY IN THE STATE AND FEDERAL COURTS IN GEORGIA.

16.     Severability. The fact that one or more paragraphs (or portion thereof) of this Agreement may be deemed invalid or unenforceable by any court shall not invalidate the remaining paragraphs or portions of such paragraphs of this Agreement.

17.     Certain Acknowledgments. Executive acknowledges that he is signing this Agreement voluntarily with full knowledge of its contents. If Executive decides not to sign this Agreement, the Company will not retaliate against Executive. Executive is not relying on any promise or representation not specifically and explicitly made in this Agreement. This Agreement may not be amended or modified except by a written agreement signed by Executive and an authorized officer of the Company. Executive understands that any changes that the parties agree to make to this Agreement after it has been presented to Executive, whether such changes are material or non‐material, will not extend the amount of time Executive has to consider the Agreement.

18.     Consideration and Revocation Periods. Executive understands that he may take up to 21 days following Executive’s receipt of this Agreement to consider this Agreement. Executive understands that he may use as much or as little of this period as Executive chooses before signing the Agreement. Executive is advised to consult with an attorney before signing this Agreement. If Executive accepts this Agreement, Executive must sign it and return it to the Company’s Chief Administrative Officer on or before the expiration of the 21‐day period. By signing this Agreement, Executive acknowledges that Executive was afforded a period of at least 21 days from the date the Company’s proposal was presented to Executive in which to consider it. In addition, Executive understands that Executive has a period of seven days following the date of signing this Agreement within which to revoke this Agreement (the “Revocation Period”). To revoke this Agreement, Executive understands that Executive must provide written notification of revocation to the Chief Administrative Officer within seven days from the date Executive signed it.

If the foregoing accurately sets forth Executive’s agreement with the Company, please signify by signing below and returning this Agreement in its entirety to the Chief Administrative Officer on or before close of business on the 21st day after this Agreement was first presented to you. If the Company has not received a signed copy of this Agreement by that time, the offer reflected in this Agreement will automatically terminate and expire without further notice from the Company.

[Signatures on next page]

Exhibit 10.1

For Executive as of the Date of Agreement:
/s/ Philip Horlock
Signature

Philip Horlock
Print Name

For Blue Bird Corporation as of the Date of Agreement:
/s/ Tom Roberts
Signature

Tom Roberts
Print Name

Chief Administrative Officer
Title

EXHIBIT A
CONSULTING AGREEMENT

Exhibit 10.1

CONSULTING AGREEMENT

This CONSULTING AGREEMENT (this “Agreement”), dated as of June 21, 2021, is entered into by and between Philip Horlock (“Consultant”), and Blue Bird Corporation, a Delaware corporation (“Company”).

BACKGROUND

A.     In recognition of Consultant’s expertise, knowledge and experience with Company and in the industry, having served as Company’s President and Chief Executive Officer prior to his retirement, and his intimate knowledge of Company’s business, financial affairs, practices and policies, Company desires to retain Consultant as an independent contractor to provide certain consulting and advisory services for a period of time.

B.     Consultant desires to provide such services to Company on the terms and conditions described in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and conditions contained herein, and other good and valuable consideration, the adequacy of which the parties hereby acknowledge, the parties hereto agree as follows:

AGREEMENT

1.     Engagement of Consultant. Company hereby engages Consultant, and Consultant hereby accepts such engagement, upon the terms and conditions described in this Agreement, beginning January 1, 2022 (the “Engagement Date”).

2.     Term of Agreement. The term of this Agreement will begin on the Engagement Date and will continue until December 31, 2022, except as otherwise provided in this Agreement. The parties may agree in writing to terminate this Agreement earlier, or to extend the term of Agreement, at any time. Notwithstanding the foregoing, the term of this Agreement may be terminated by Consultant at any time upon fifteen (15) days’ prior written notice to Company. The period from the Engagement Date until the termination of the term of this Agreement will be referred to as the “Term.”

3.     Consultant’s Services. Consultant shall provide consulting and advisory services to Company during the Term, as reasonably requested by Company, on matters with respect to which Consultant’s experience and expertise may be deemed helpful to Company. Such services may include, without limitation, providing assistance, advice and counsel as requested by Company from time to time with respect to Company’s business and affairs; Consultant’s presence at Company’s headquarters location to consult with, advise and otherwise assist Company management or its Board of Directors; participation in meetings (telephonic or in person) with Company personnel and/or others, at Company’s headquarters or elsewhere; and reviewing and/or assisting in preparation of reports, documents, information, filings or other similar papers. Consultant agrees to provide such services promptly and professionally. Company agrees to provide Consultant with such support as Company deems to be reasonably necessary for Consultant to perform the consulting and advisory services under this Agreement, including without limitation the use of office space on Company’s premises and any necessary administrative or secretarial support when Consultant is required to be present at Company’s headquarters location.

4.     Time Commitment. Consultant agrees to be available to provide a substantial level of services to or for the benefit of Company pursuant to this Agreement, and Consultant acknowledges that his presence at Company’s headquarters location for a considerable amount of time could be required in connection with such services. Accordingly, Consultant agrees not to accept other employment, engage in business or provide consulting or similar services other than to Company during the Term, except to the extent that such activities would not be contrary to the provisions of this Agreement (and the terms of any other agreement between Consultant and Company) and would not materially interfere with Consultant’s performance of the consulting services under this Agreement.

5.     Compensation. In consideration of the consulting and advisory services to be rendered by Consultant pursuant to this Agreement, Company shall pay Consultant at the monthly rate of $66,666.66, such amount to be paid promptly following the end of each month.

6.     Reimbursement of Expenses. With prior approval of Company, Consultant shall be entitled to reimbursement for reasonable business expenses Consultant incurs in connection with the services provided to Company under this Agreement including, without limitation, all reasonable travel-related expenses incurred on Company’s behalf, e.g., in connection with travel from Consultant’s residence to Company’s headquarters location.

Exhibit 10.1
7.     Relationship. The parties stipulate and agree that Consultant is an independent contractor and not an employee with respect to the services to be performed hereunder. Notwithstanding any provision hereof to the contrary, nothing in this Agreement shall be construed as giving Company primary direction or control over the judgment of Consultant as to the time, location, manner or method in which he performs the services hereunder. This Agreement describes the work to be performed by Consultant, but does not reserve to Company primary direction or control in the time, location, manner or method in which such services are to be performed. This Agreement sets forth the goals of the relationship and standards to be satisfied by Consultant, but does not create the relationship of an employer and employee. Consultant shall have full discretion and authority regarding the manner in which he performs the services described in this Agreement, without further notice, consent or approval of any party, except as otherwise expressly provided in this Agreement. Neither party will hold Consultant out to the public as an employee or agent of Company or as having authority to bind Company. Consultant will not be eligible for any employee benefits of any type whatsoever provided under Company plans, policies or programs with respect to services provided pursuant to this Agreement, and will not be subject to or eligible under any employment policies relating to common law employees (regardless of the status of Consultant for tax or other purposes).

8.     Violations of Agreement; Other Company Agreements and Policies; Rules and Regulations. Consultant agrees to comply with all Company policies, programs, arrangements and agreements to which he is subject or a party, and any rules and regulations that may apply with respect to Consultant’s work. If Company determines that Consultant has materially violated any of the terms of this Agreement, or of any other Company policy, program, arrangement or agreement, including without limitation the provisions of any employment or similar agreement, confidentiality, noncompetition and/or nonsolicitation or similar agreement regarding restrictive covenants, or other agreement with Company, or a Company code of conduct or other Company written policy generally applicable to executive employees, or applicable rule or regulation, while a Company employee or during the Term, Company may terminate this Agreement after giving Consultant written notice, and a reasonable opportunity to cure. Upon any such early termination, Consultant will not be eligible to receive any additional amounts of compensation under this Agreement.

9.     Withholding; Taxes. Consultant and Company agree that Consultant is not an employee for federal or state tax purposes. Consultant acknowledges that Company shall not withhold from the amounts payable to Consultant hereunder, any amounts for federal or state income taxes, social security payments, or other withholdings. Consultant agrees to report all income derived from Company pursuant to this Agreement to the appropriate federal, state and local agencies and to pay all taxes owing with respect to same.

10.     Section 409A Compliance. Amounts payable pursuant to this Agreement are intended either to be exempt from Section 409A of the Internal Revenue Code of 1986, as amended, and regulations thereunder (“Section 409A”), to the extent an exemption(s) is available, or to comply with the provisions of Section 409A. This Agreement shall be interpreted to avoid any penalty or sanctions under Section 409A. Accordingly, all provisions herein, or incorporated by reference, shall be construed and interpreted to the maximum extent permitted to be exempt from or compliant with Section 409A and, if necessary, any such provision shall be deemed amended to comply with Section 409A and regulations thereunder. In connection therewith:

a.     It is intended that each installment of the payments hereunder shall be treated as a separate “payment” for purposes of Section 409A.

b.     If as of Consultant’s employment termination date from Company, Consultant is a “specified employee” (within the meaning of Section 409A(a)(2)(B) or any successor provision thereto), then with regard to any payment or provision of benefit that is subject to Section 409A as deferred compensation and is due upon or as a result of Consultant’s “separation from service,” notwithstanding any contrary provision under this Agreement, such payment or benefit shall not be made or provided, to the extent making or providing such payment or benefit would result in additional taxes or interest under Section 409A, until the date with is the earlier of (A) expiration of the six‐month period measured from such “separation from service,” and (B) the date of Consultant’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this section (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to Consultant in a lump‐sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them in this Agreement.

c.     While this Agreement is intended to be exempt from or compliant with Section 409A, Company neither makes nor has made any representation, warranty or guarantee of any federal, state or local tax consequences of Consultant’s entitlements under this Agreement, including, but not limited to, under Section 409A.
11.     Worker’s Compensation and Unemployment Insurance. Consultant is not entitled to worker’s compensation benefits or unemployment compensation benefits provided by Company. If required by law, Consultant shall maintain worker’s compensation insurance.

Exhibit 10.1
12.     Governing Law and Venue. This Agreement shall be interpreted in all respects by the internal laws of the State of Georgia, and the venue for the resolution of any disputes (location of any lawsuit) shall be solely in the state and federal courts in Georgia.

13.     Waiver. The waiver by either party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by such other party.

14.     Assignment. Neither Company nor Consultant shall make or purport to make any assignment or other transfer of this Agreement or any of the rights granted to it or him under this Agreement without the prior written consent of the other party, and no such assignment or transfer shall be effective without consent of such other party.

15.     Severability. If any part of this Agreement, for any reason, is declared invalid by an arbitrator or a court of competent jurisdiction, such decision or determination will not affect the validity of any remaining portion, and such remaining portion will remain in force and effect as if this Agreement had been executed with the invalid portion eliminated; but at the same time, the provision declared invalid will not be invalidated in its entirety, but will be observed and performed by the parties to the extent such provision is valid and enforceable.

16.     Section Headings. Section and other headings contained in this Agreement are for reference purposes only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

17.     Complete Agreement. This Agreement constitutes the entire agreement between Company and Consultant and supersedes all previous and contemporaneous written and oral agreements regarding services to be provided during the Term, and no other representations, statements, inducements, negotiations or commitments, oral or written, with respect to Consultant’s engagement that are not contained in this Agreement will be binding upon the parties. Any subsequent alteration or modification to this Agreement must be made in writing and signed by both parties.

18.     Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original and both of which shall constitute one agreement, and the signature of either party to a

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

CONSULTANT:

/s/ Philip Horlock
Philip Horlock

COMPANY:

By: /s/ Tom Roberts
Tom Roberts
Title: Chief Administrative Officer